Exhibit 10.4

		Policy #:	P-HR-02
		Effective Date:	March 20, 2020
Subject:	Severance Policy	Maintained By:	VP & Global Employment Counsel
		Approved By:	Compensation Committee
Applies to:	Aegion and/or its Subsidiaries	Supersedes:	December 21, 2018

Scope

This Severance Policy (the “Policy”) is applicable to Aegion Corporation and its subsidiaries (together the “Company”).

March 20, 2020 Amendment

In order to address the unprecedented financial impact of COVID-19, this Policy is amended as follows: Effective March 20, 2020, notwithstanding anything to the contrary set forth herein, the maximum severance period available to any Company employee under this Policy shall be three months. “Base salary” shall refer to an employee’s base salary as of March 20, 2020, regardless of when an employee is eligible for benefits provided under the Policy after March 20, 2020.

Purpose

This Policy is designed to provide a competitive package to aid employees affected by a position elimination or reduction in force during their transition period. The Plan creates a tiered approach that considers tenure and position level in determining employee benefits.

Policy

A.	Eligibility

This Policy applies to non-union employees of the Company who are actively employed, have completed a minimum of six (6) months’ continuous service time (or two (2) years’ continuous service time for hourly field/production employees), are in good standing with the Company and whose employment is terminated involuntarily as a result of a reduction in force or position elimination, where a comparable position is not available. This Policy does not apply in the event of termination for cause or termination due to a violation of the Company’s Code of Conduct.

International employees generally are eligible for benefits pursuant to provincial or country requirement. Should none exist, this Policy will apply. Employees subject to an employment agreement that sets forth severance benefits different than those contained in this Policy will not be eligible for payments under this plan.

B.	Summary of Benefits

Severance benefits due a separated employee will be determined by position and uninterrupted tenure, as outlined below, and will be provided pursuant to the execution of any requested actions, including, but not limited to: timely return of an unaltered and signed release agreement, return of all company property, and completion of any position-related tasks specific to the Company. All severance payments will be processed as extended payroll, with applicable taxes and deductions, through the term of the applicable severance period.

U.S. employees will be eligible for COBRA benefits immediately upon termination. During the severance period, U.S. employees receiving severance payments under this plan and who have fulfilled the obligations described above will be eligible to exercise his/her COBRA benefits while paying only his/her normal employee contribution via payroll deduction from the severance payments. Notwithstanding the foregoing, employees who are receiving severance payments under this plan and have exercised COBRA benefits have an affirmative obligation to notify the Company if they become eligible for health insurance benefits through employment with another employer during the severance period. If an employee who is receiving severance payments under this plan and has exercised COBRA becomes eligible for health insurance benefits through employment by another employer during the severance period, the employee must immediately enroll in the new employer’s health plan or pay the entire premium (both the employee and Company’s premium contributions) for continued coverage through the Company’s health benefit plan.

For Canadian employees, group supplemental health and welfare coverage will be extended through the term of severance payments at the normal employee contribution rate taken via payroll deduction.

Severance periods are based on employee classification, as set forth below:

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Tier 1 Employees. If the termination of employment occurs prior to the employee’s third anniversary of continuous employment with the Company, employees classified as Tier 1 will receive their base salary for a period of twelve (12) months after they have satisfied all of their obligations under this Policy. If the termination of employment occurs on or after the employee’s third anniversary of continuous employment with the Company, employees classified as Tier 1 will receive their base salary for a period of eighteen (18) months after they have satisfied all of their obligations under this Policy. In addition, for either of the preceding events, employees classified as Tier 1 employees are eligible for up to $15,000 in outplacement services, provided by a vendor of the Company’s choosing. Payments for these services will be paid directly by the Company.

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Tier 1.5 Employees. If the termination of employment occurs prior to the employee’s third anniversary of continuous employment with the Company, employees classified as Tier 1.5 will receive their base salary for a period of ten (10) months after they have satisfied all of their obligations under this Policy. If the termination of employment occurs on or after the employee’s third anniversary of continuous employment with the Company, employees classified as Tier 1.5 will receive their base salary for a period of fifteen (15) months after they have satisfied all of their obligations under this Policy. In addition, for either of the preceding events, employees classified as Tier 1.5 employees are eligible for up to $15,000 in outplacement services, provided by a vendor of the Company’s choosing. Payments for these services will be paid directly by the Company.

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Tier 2.5 Employees. If the termination of employment occurs prior to the employee’s third anniversary of continuous employment with the Company, employees classified as Tier 2.5 will receive their base salary for a period of eight (8) months after they have satisfied all of their obligations under this Policy. If the termination of employment occurs on or after the employee’s third anniversary of continuous employment with the Company, employees classified as Tier 2.5 will receive their base salary for a period of twelve (12) months after they have satisfied all of their obligations under this Policy. In addition, for either of the preceding events, employees classified as Tier 2.5 employees are eligible for up to $10,000 in outplacement services, provided by a vendor of the Company’s choosing. Payments for these services will be paid directly by the Company.

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Tiers 3.0-3.5 Employees. Employees classified as Tiers 3.0-3.5 will receive their base salary for a period of six (6) months after they have satisfied all of their obligations under this Policy. Notwithstanding the foregoing, these employees will continue to receive base salary for the greater of (a) a period of six (6) months; or (b) a period calculated as twelve (12) weeks, plus two (2) additional weeks for each full year of continuous service time with the Company, not to exceed forty-two (42) weeks of base salary. In addition, they are eligible for up to $7,500 in outplacement services, provided by a vendor of the Company’s choosing. Payments for these services will be paid directly by the Company.

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Vice Presidents who are not Tiers 1 to 3.5. Vice presidents who are not classified as Tiers 1 - 3.5 will receive their base salary after they have satisfied all of their obligations under this Policy for a period calculated as follows: twelve (12) weeks, plus two (2) additional weeks for each full year of continuous service time with the Company. These employees will continue to receive base salary for a period of no less than twelve (12) and no more than forty-two (42) weeks. In addition, they are eligible for up to $7,500 in outplacement services, provided by a vendor of the Company’s choosing. Payments for these services will be paid directly by the Company.

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Directors who are not included in any of above classifications. Employees who are in director-level positions will receive their base salary payments for a period calculated as follows: six (6) weeks, plus two (2) additional weeks for each full year of continuous service time with the Company. Employees in these positions will receive no less than six (6) and no more than thirty-six (36) weeks of base salary. In addition, these employees are eligible for up to $5,000 in outplacement services, provided by a vendor of the Company’s choosing. Payments for these services will be paid directly by the Company.

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Salaried exempt who are not included in any of above classifications. Salaried exempt employees (“Exempt Employees”) will receive their base salary payments for a period calculated as follows: two (2) weeks, plus one (1) additional week for each full year of continuous service time with the Company. Exempt Employees will receive no less than two (2) and no more than seventeen (17) weeks of base salary. In addition, Exempt Employees are eligible for up to $2,000 in outplacement services, provided by a vendor of the Company’s choosing.

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Staff non-exempt. Staff non-exempt employees (“Non-exempt employees”) will receive their base salary payments for a period calculated as follows: one (1) week of salary (based on forty (40) hours per week), plus one (1) additional week (based on forty (40) hours per week) for each full year of continuous service time with the Company. Non-exempt employees will receive no less than two (2) and no more than fifteen (15) weeks of base salary (based on forty (40) hours per week).

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Field/Production hourly. Hourly field/production employees (“Field Employees”) will receive severance payments based on continuous service time with the Company. The severance period will be calculated as follows, based on forty (40) hours per week:

o	Completed at least two (2) to five (5) years - Two (2) weeks of base pay severance
o	Completed at least five (5) to ten (10) years - Three (3) weeks of base pay severance
o	Ten (10) years or more - Four (4) weeks of base pay severance

C.	Changes to Policy

This Policy is a statement of intent and is not a contract. It is not a guarantee of employment and employment with the Company remains “at will.” This Policy may be modified, suspended or terminated at any time and all payments are at the discretion of the Compensation Committee of the Board of Directors of Aegion Corporation. This Policy may be changed during the year without any obligation to pay for the elapsed part of the year in the manner described in the Policy. The decisions of the General Counsel, the Senior Vice President of Human Resources, the Board of Directors and/or the Compensation Committee in administering the Policy are final and binding on all persons.

Compliance

Aegion employees are expected to comply fully with the letter and the spirit of this Policy. Failure to comply with this Policy shall be considered grounds for disciplinary action up to and including termination of employment. Fraud or theft will be pursued and prosecuted to the full extent the law allows. If you have any questions regarding the compliance to this Policy, you should either contact the Policy maintainer or the Company’s Human Resources Department.